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          Rights Agreement ("Rights Agreement") made as of October 21, 1997, between Oak Hill Sportswear Corporation, a New York Corporation ("Buyer"), and Daren J. Barone ("Barone"), an individual resident in California.

         Concurrently with the execution of this Rights Agreement, Buyer is purchasing all the outstanding shares of the capital stock of Watkins Contracting, Inc., a Nevada corporation (the "Company"), pursuant to a Stock Purchase Agreement, dated as of October 21, 1997, between the Buyer, and Barone and Greg S. Watkins, as Sellers (the "Stock Purchase Agreement"). This is a Rights Agreement contemplated by Section 2.4(b)(iii) of the Stock Purchase Agreement.

         The Buyer agrees with Barone, and Barone, intending to be legally bound, agrees with Buyer as follows:

1. DEFINITIONS

         For purposes of this Rights Agreement, the terms defined in the first paragraph and the preamble thereof have the meanings specified therein and the following terms have the meanings specified or referred to in this Section 1.

"Barone Shares" -- the 200.000 shares referred to in Section 2.4(b)(ii)(a) of the Stock Purchase Agreement.

"Company's Statement of Income" -- (a) for any Fiscal Year for which the statement of income of the Company is consolidated by the Buyer with its audited consolidated financial statements, the consolidating statement of income of the Company used for purposes of such consolidation; and (b) for any Fiscal Year for which the statement of income of the Company is not consolidated by Buyer with its audited consolidated financial statements. the statement of income of the Company as audited by the Company 's independent auditors.

"Fiscal Year"--a twelve month period ending, December 31st.

"Pre-Tax Income" -- the Company's income from ordinary business operations (which will not include capital gains and other extraordinary income or gains and will be reduced by extraordinary losses), before federal and state income taxes, as determined from the Company's Statement of Income, calculated without taking into account (i) the payment of Incentive Compensation (as defined in the Employment Agreements) or Additional Incentive Compensation (as defined in the Employment Agreements), or (ii) the Buyer's corporate overhead.

2. CONTINGENT RIGHTS

         If the Company's Pre-Tax Income for Fiscal Year 1998 exceeds $2,700,000, the Buyer shall, on written notice of Barone to Buyer, repurchase from Barone, within ten days of such request, up to (but no more than) 25,000 shares of the Barone Shares during each of the second, third and fourth quarters of Fiscal Year 1999 and the first quarter of Fiscal Year 2000, at a purchase price equal to $5.00 multiplied by the number of such shares to be purchased. No such request will be valid if given within 45 days of any other notice under this Section 2 or under Section 3. In no event will the Buyer be required to purchase more than 25,000 of such shares during any such quarter.


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3. ADDITIONAL CONTINGENT RIGHTS

         If the Company's Pre-Tax Income for Fiscal Year 1999 exceeds $2,700,000, the Buyer shall, on written notice of Barone to Buyer, repurchase from Barone, within ten days of such request, up to (but no more than) 25,000 shares of the Barone Shares during each of the second, third and fourth quarters of the Fiscal Year 2000 and the first quarter of the Fiscal Year 2001, at a purchase price equal to $5.00 multiplied by the number of such shares to be purchased. No such request will be valid if given within 45 days of any other notice under this Section 3 or under Section 2. In no event will the Buyer be required to purchase more than 25,000 of such shares during any such quarter.

4. MISCELLANEOUS

         4.1 Reclassification, Etc. If the number of shares of the Common Stock of the Buyer shall be increased or reduced by split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to the rights referred to in Sections 2 and 3 and the purchase price per share referred to therein shall be proportionately adjusted.

         4.2 Right of Set-off. Buyer may set off any amount to which it may be entitled from Barone under the Stock Purchase Agreement or this Rights Agreement, upon notice to Barone specifying in reasonable detail the basis for such set-off. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If the Buyer exercises any set-off hereunder, it will (a) within 5 days thereof deposit the amount thereof with a mutually agreeable escrow agent (or if they are unable to agree on such agent, deposit it with a commercial escrow agent; each of the parties will be responsible for 50% of the fees of said agent), and (b) if the set-off is in respect to a third party claim referred to in Section 7.8(a) of the Stock Purchase Agreement, within 5 days thereof afford Barone the right to control the defense thereof. Upon a confirmed, final arbitration award, the amount due will be immediately released to the prevailing party, along with other amounts due under the award.

         4.3 No Assignment. No right of Barone under this Rights Agreement or any interest therein shall be assignable or transferable, consensually or by operation of law, except pursuant to testamentary or intestate disposition, and any purported assignment or transfer (except testamentary or intestate) thereof or any interest therein shall extinguish and discharge such right and make it null and void.

         4.4 Binding Effect. This Agreement shall be binding upon Buyer and any entity with which it may merge or consolidate.

         4.5 Notices. All notices and other communications under this Rights Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other party):

If to Buyer:               Oak Hill Sportswear Corporation
                           1411 Broadway
                           New York, New York 10018
                           Attention: Arthur L. Asch, Chairman
                           Facsimile No.: (212) 789-8856

                           with a copy to:

                           Greenberger & Forman
                           1370 Avenue of the Americas
                           New York, New York 10019-4602
                           Attention: Joseph Greenberger, Esq.
                           Facsimile No.: (212) 757-4053

If to Barone:              Daren J. Barone
                           c/o Watkins Contracting, Inc.
                           869 Aero Drive - Suite M327
                           San Diego, CA 92123
                           Attention:  Daren J. Barone
                           Facsimile No.: 619-279-6332

                           with a copy to:

                           Steven T. Myers, Esq.
                           The Law Offices of Steven T. Myers
                           9750 Miramar Road, Suite 380
                           San Diego, CA 92126
                           Facsimile No.:  619-693-3262

         4.6 Entire Agreement: Amendments. This Rights Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Rights Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         4.7 Governing Law. This Rights Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

         4.8 Jurisdiction. Any action or proceeding seeking to enforce the provisions of Section 4.9 of this Agreement or confirm an arbitration award thereunder may be brought against either of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

          4.9 Arbitration. (a) Any claims by Buyer against Barone, or by Barone against the Buyer arising out of or in connection with this Agreement shall be determined by arbitration as provided in this Section 4.9; Barone and Buyer submit to the jurisdiction of the Los Angeles section of JAMS/Endispute, sitting in Los Angeles, California, and Barone appoints Thomas G. Ferruzzo, Esq. (and the event of his unavailability, any member of said firm) Ferruzzo & Ferruzzo, 2114 North Broadway, Santa Ana, California 92706, and Buyer appoints Joseph Greenberger, Esq., Greenberger & Foreman, 1370 Avenue of the Americas, New York, New York 10019 (and in the event of his unavailability, any member of said firm) as their respective agents to receive on their respective behalfs service of any process that may be served in such action. The arbitration may be commenced by a demand for arbitration with notice of claims served on a party's agent for service of process as provided for in this
Section 4.9, with a simultaneous copy thereof pursuant to Section 4.4 and to the JAMS/Endispute office in Los Angeles, California. Except as otherwise provided for herein, the arbitration shall be conducted in accordance with the JAMS/Endispute Comprehensive Rules and Procedures then in effect. There shall be one arbitrator agreed upon by the parties, or if the parties cannot agree on the identity of the arbitrator within five days of the arbitration demand, the arbitrator shall be selected by the JAMS/Endispute Administrator. To the extent practicable, an arbitrator shall be a retired judge with at least 10 years of experience in negotiating, documentating and/or business litigation and or the same amount of experience in transactions similar to the Contemplated Transactions Any issue about whether a claim is covered by this Agreement to arbitrate shall be determined by the arbitrator.

                          (b) The provisions of Section 1283.05 of the Code of
Civil Procedure, as amended or replaced as of the arbitration, are incorporated into this Agreement and shall be applicable to the arbitration. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said statute, as amended or replaced as of the arbitration. The arbitrator shall not be bound by rules of evidence, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written or such other manner of presentation as the arbitrator may determine to be appropriate. Pre-trial memoranda shall be exchanged no later than five days before the hearing starts. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues without unnecessarily prolonging the arbitration.

                          (c) The arbitrator shall take such steps as he or
she may consider necessary to start the hearing within 60 days of the appointment of the arbitrator and to conclude the hearing within 20 days; and the arbitrator's written decision shall be made not later than ten days after the conclusion of the hearing. A stenographic record shall be kept of the hearing, except that the arbitrator may employ telephonic conference calls with the parties' attorneys to decide discovery and procedural issues, and no stenographic record shall be required thereof. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator shall for good cause (including the inability of a party to complete its discovery despite diligent efforts in connection therewith) allow reasonable extensions or delays, which shall not affect the validity of the award. The arbitrator's written decision shall contain a brief statement of the claims(s) determined and the award made on each claim. In making the decision and award, the arbitrator shall apply applicable California law. Absent fraud, collusion or willful misconduct by the arbitrator, the award shall be final, and judgment may be confirmed and entered in any court having jurisdiction thereof. The arbitrator may award injunctive relief or any other substantive or procedural direction available from a judge in an action, in law or equity. The arbitrator shall award the predominantly prevailing party its reasonable attorneys' fees and disbursements and expenses (including stenographic, witnesses', experts', and investigation fees and expenses) in connection with the arbitration. Until the arbitrator's award of costs, the fees and disbursements of JAMS/Endispute, the arbitrator, stenographic recording expenses and similar arbitration expenses shall be borne and paid 50% by Barone and 50% by the Buyer.

                          (d) Notwithstanding any term in this Agreement to
the contrary, each party hereto, on or prior to the commencement of arbitration hereunder, shall first notify the other party in writing of its or his intention to seek arbitration and the specific bases upon which its claims are made. Within seven days thereof, the party in receipt of such notification may request that JAMS/Endispute provide mediation services with a mediator in accordance with its Rules and as selected by the Administrator, and on such request the other party shall submit to such mediation; the fees and disbursements of said mediation shall be borne 50% by Barone and 50% by Buyer. The pendency of a request for mediation, or of a mediation, shall not stay a demand for arbitration pursuant to Section 4.9(a), or any arbitration procedures, hearing or determination pursuant to Section 4.9(b), 4.4(e), or 4.4(d).

         In Witness Whereof, the parties have executed this Rights Agreement as of the date first above written.

OAK HILL SPORTSWEAR CORPORATION


By: /s/ Michael A. Asch
    ---------------------------------
        President



/s/ Daren J. Barone
--------------------------------------
    DAREN J. BARONE